Exhibit 23.3

NETHERLAND, SEWELL
& ASSOCIATES, INC.

     CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of National Fuel Gas Company to be filed on or about November 26, 2008, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 16, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL &
ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees, III, P.E.
C. H. (Scott) Rees, III, P.E.

Houston, Texas
November 26, 2008